Exhibit 99.1

Brigham Exploration Announces Private Placement of $125 Million Senior Notes

AUSTIN, Texas, April 4 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today that it plans to raise $125 million through a private placement of senior notes due 2014, subject to market and other customary conditions. Certain of the Company’s subsidiaries will fully and unconditionally guarantee the notes. The Company intends to use the net proceeds from the proposed offering to repay amounts under its existing senior and subordinated credit agreements and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:

John Turner, Director of Finance & Business Development

(512) 427-3300

SOURCE  Brigham Exploration Company
    -0-                             04/04/2006
    /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com /
    (BEXP)